9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Craig M. Koven	April 26, 2007
Communications Manager
Celadon Group Inc.
(800) CELADON Ext. 7041
(317) 972-7041 Direct
(317) 408-4859 Mobile
ckoven@celadongroup.com

CELADON GROUP REPORTS THIRD QUARTER FINANCIAL RESULTS

INDIANAPOLIS - Celadon Group Inc. (Nasdaq: CLDN) today reported its financial and operating results for the three and nine months ended March 31, 2007, the third fiscal quarter of the company’s fiscal year ending June 30, 2007.

For the quarter, revenue increased 4.4% to $120.4 million in the 2007 quarter from $115.3 million in the 2006 quarter. Freight revenue, which excludes fuel surcharges, was up 4.4% to $105.2 million in the 2007 quarter from $100.8 million in the 2006 quarter. Net income decreased 17.0% to $3.9 million in the 2007 quarter from $4.7 million for the same quarter last year. Earnings per diluted share decreased by 15% to $0.17 in the 2007 quarter from $0.20 for the same quarter last year.

For the nine months ended March 31, 2007, revenue increased 5.0% to $371.0 million in 2007 from $353.5 million for the same period last year. Freight revenue was up 4.3% to $320.3 million in 2007 from $307.1 million for the same period last year. Net income increased 20.4% to $17.1 million in 2007 from $14.2 million for the same period last year. Earnings per diluted share increased 18.0% to $0.72 from $0.61 the same period last year.

Chairman and CEO Steve Russell commented on the quarter: “Our team responded favorably to a difficult freight market and the adverse impact of harsh winter weather, by continuing to manage costs effectively, and by building our customer and driver base by completing our second tuck-in acquisition in five months. Although we are not pleased by the bottom-line number, we are encouraged by continued success in our seated truck count, customer diversity, and critically, our safe and experienced corps of professional drivers. These advances were more than offset by decreased miles per tractor and an increase in the percentage of non-revenue miles.

“As previously announced, we completed the purchase of certain assets of Warrior Express on February 28. The purchase for $8.3 million enabled us to add about 85 well qualified drivers, and a good customer base. As in the four previous acquisitions, there was no goodwill associated with the transaction. We've sold off about $3 million of the assets so far. Including this acquisition, we have added approximately 250 seated line haul trucks to the operating tractor count from the prior year’s quarter. In addition to adding drivers from the two acquisitions, we benefited from strong recruiting classes, our reputation on the road, and continued low driver turnover. We believe our growing fleet puts us in a position to capitalize on this added capacity when freight demand improves.

“From a revenue perspective, our average revenue per loaded mile, excluding fuel surcharge, increased by 2.0%, to $1.52 in the 2007 quarter, from $1.49 in the prior year March quarter. This pickup was offset by higher non-revenue miles, which increased from 8.7% to 10.3% of total miles. Lower general freight demand, as well as empty miles run to on-board the Warrior drivers and position equipment for sale contributed to this increase. Overall, our rate per total mile was marginally up from a year ago.

“From an expense perspective, the main negatives resulted from lower productivity and higher non-revenue miles, as our fixed costs, driver pay per mile, and fuel expense were not as efficiently covered by lower freight revenue per tractor. We also experienced costs associated with severe winter weather and selling the former Digby and Warrior equipment, which increased operations and maintenance costs and sale preparation costs.

“In summary, we continue to execute on our long-term strategy of growth through diversification of our customer base from the two acquisitions in the past six months which further strengthens our future opportunities. We believe we are well positioned to benefit significantly when demand returns to prior levels.”

Conference Call Information

An investor conference call is scheduled for Friday, April 27, at 10:00 a.m. EDT. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 866-770-7146 (international calls 617-213-8068) pin number 24772641 a few minutes prior to the start time. A replay will be available through June 27 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 51629971.

This call is being webcast by Thomson/CCBN and can be accessed on Celadon’s web site at www.celadongroup.com. Any statistical and financial information that is expected to be discussed during the conference call also will be available at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. In this press release, the statement relating to capitalizing on a growing fleet resulting from additional seated trucks and perceived benefits thereof is a forward-looking statement. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2007 and June 30, 2006
(Dollars in thousands except per share and par value amounts)

	March 31, 2007	June 30, 2006
	(unaudited)
A S S E T S

Current assets:
Cash and cash equivalents	$1,813	$1,674
Trade receivables, net of allowance for doubtful accounts of $1,247 and $1,269 at March 31, 2007 and June 30, 2006	56,132	55,462
Prepaid expenses and other current assets	11,892	10,132
Tires in service	2,763	2,737
Equipment held for resale	11,781	---
Income tax receivable	518	5,216
Deferred income taxes	1,351	1,867
Total current assets	86,250	77,088
Property and equipment	201,948	121,733
Less accumulated depreciation and amortization	39,238	30,466
Net property and equipment	162,710	91,267
Tires in service	1,418	1,569
Goodwill	19,137	19,137
Other assets	1,088	1,005
Total assets	$270,603	$190,066

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$7,930	$4,369
Accrued salaries and benefits	13,564	16,808
Accrued insurance and claims	7,464	7,048
Accrued fuel expense	5,878	6,481
Other accrued expenses	12,423	12,018
Current maturities of long-term debt	10,200	975
Current maturities of capital lease obligations	3,808	507
Total current liabilities	61,267	48,206
Long-term debt, net of current maturities	27,358	9,608
Capital lease obligations, net of current maturities	25,552	933
Deferred income taxes	15,517	9,867
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 179,985 shares; no shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,509,308 and 23,111,367 shares at March 31, 2007 and June 30, 2006	776	763
Retained earnings	49,200	32,092
Additional paid-in capital	92,968	90,828
Accumulated other comprehensive loss	(2,060)	(2,256)
Total stockholders’ equity	140,884	121,427
Total liabilities and stockholders’ equity	$270,603	$190,066

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended March 31,		For the nine months ended March 31,
	2007	2006	2007	2006
Revenue:
Freight revenue	$105,162	$100,844	$320,281	$307,072
Fuel surcharges	15,238	14,469	50,717	46,450
	120,400	115,313	370,998	353,522

Operating expenses:
Salaries, wages, and employee benefits	35,829	35,697	107,558	106,028
Fuel	27,547	25,289	84,921	79,436
Operations and maintenance	8,321	7,087	23,573	21,811
Insurance and claims	3,299	3,620	10,829	10,967
Depreciation and amortization	6,679	3,199	14,163	9,283
Revenue equipment rentals	7,281	9,718	25,301	30,344
Purchased transportation	16,908	16,272	53,059	51,935
Costs of products and services sold	1,480	1,349	5,342	3,990
Professional and consulting fees	537	644	1,524	2,197
Communications and utilities	1,248	1,007	3,549	3,050
Operating taxes and licenses	2,136	1,891	6,385	6,104
General and other operating	1,515	1,574	4,556	4,539
Total operating expenses	112,780	107,347	340,760	329,684

Operating income	7,620	7,966	30,238	23,838

Other (income) expense:
Interest income	(1)	(41)	(16)	(119)
Interest expense	996	227	2,058	727
Other (income) expense, net	35	3	39	29
Income before income taxes	6,590	7,777	28,157	23,201
Provision for income taxes	2,660	3,100	11,049	9,041
Net income	$3,930	$4,677	$17,108	$14,160

Earnings per common share:
Diluted earnings per share	$0.17	$0.20	$0.72	$0.61
Basic earnings per share	$0.17	$0.20	$0.73	$0.62
Average shares outstanding:
Diluted	23,739	23,496	23,657	23,333
Basic	23,483	22,928	23,391	22,750

Key Operating Statistics

	For the three months ended March 31, 2007	For the three months ended March 31, 2006
	Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded mile(*)	$1.524	$1.492
Average revenue per total mile(*)	$1.368	$1.361
Avg. revenue per tractor per week (*)	$2,682	$2,883
Average miles per tractor per week	1,962	2,118
Average tractors(**)	2,553	2,278
Tractors at end of period (***)	2,972	2,571
Trailers at end of period (***)	8,109	7,462
Operating Ratio (*)	92.8%	92.1%

*	Excluding fuel surcharges.
**	Excludes tractors operated by our Mexican subsidiary, Jaguar.
***	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.